Exhibit 99.1

DERMTECH REPORTS THIRD-QUARTER 2023 FINANCIAL RESULTS

-Average selling price (ASP) for the DermTech Melanoma Test (DMT) increased 24 percent year-over-year
-Test revenue increased 8 percent versus the third quarter of 2022
-Cash runway into the first quarter of 2025

SAN DIEGO – November 2, 2023 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today reported its third-quarter 2023 financial results.

“We’re just a few months into our strategy of prioritizing reimbursed tests and growing revenue and are seeing faster progress than we expected,” said Bret Christensen, CEO, DermTech. “We significantly improved many of our key performance indicators in the third quarter. We grew ASP and test revenue on a year-over-year and sequential basis. In addition, we expanded our Medicare proportion of billable samples from 23 percent to a record high of 27 percent in the last two quarters and increased our proportion of tests that are reimbursed.”

Christensen continued, “We believe monetizing our already significant demand is the best way to reach a meaningful revenue inflection point while managing our balance sheet. Our operating expenses substantially declined in the third quarter even with solid revenue growth, and excluding non-recurring costs related to our restructuring actions, our net cash burn declined from approximately $100 million for the full-year 2022 to approximately $65 million annually based on the third quarter run rate – a 35 percent decrease. Overall, we believe revenue should grow year-over-year in 2023 and our cash runway should extend into the first quarter of 2025.”

Christensen concluded, “The powerful patient stories where we’ve had a role in potentially saving a life are why we push ahead. The patient need is great with approximately 200,000 new cases of melanoma reported every year in the U.S. We’re confident there is a place for our test in every dermatologic practice to aid in clinician decision making and will carry forward our vision for the DMT to be deployed universally as part of the melanoma care pathway.”

Third-Quarter 2023 Financial Results
•Billable sample volume declined 13 percent from the third quarter of 2022 to approximately 15,710.
•Test revenue was $3.7 million, up 8 percent from the third quarter of 2022, primarily due to a higher ASP for the DMT.
•Total revenue was $3.9 million, a 10 percent increase from the third quarter of 2022, driven by higher test revenue.
•Cost of test revenue was $3.7 million, a less than 1 percent increase from the third quarter of 2022, yielding a test gross margin of 1 percent, compared to negative 6 percent for the third quarter of 2022. Cost of test revenue increased primarily because of higher infrastructure costs related to the Company’s new facility.
•Sales and marketing expenses were $8.1 million, a 44 percent decrease from the third quarter of 2022. The decrease was primarily attributable to lower employee-related and marketing expenditures.
•Research and development expenses were $3.6 million, a 37 percent decrease from the third quarter of 2022, largely due to lower employee-related and lab supplies costs.
•General and administrative expenses were $8.3 million, a 6 percent decrease from the third quarter of 2022. The decrease was driven primarily by lower employee-related costs, offset by higher infrastructure costs related to the Company's new facility.
•Net loss was $19.2 million, or ($0.57) per share, which included $3.2 million of non-cash stock-based compensation expense, as compared to $28.8 million, or ($0.96) per share, for the third quarter of 2022, which included $4.9 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $71.7 million as of September 30, 2023. During the third quarter, the Company generated net proceeds of approximately $0.5 million from the issuance of 302,598 shares of common stock in at-the-market (ATM) offerings at a weighted average price of $2.55 per share. DermTech believes it should have sufficient cash resources to fund its planned operations into the first quarter of 2025.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, November 2, 2023. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.
About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected using its Smart StickersTM. DermTech develops and markets products that facilitate the assessment of melanoma. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “runway,” "outlook," “anticipate,” “intend,” “plan,” “strive," “may,” “will,” “sustain,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products; expectations regarding DermTech’s potential growth, scale, patient reach, financial outlook, including its cash runway and future financial performance DermTech’s ability to increase its test volume, revenue and the proportion of reimbursed billable tests and control or reduce cost, expenses and cash burn; and expectations regarding agreements with or reimbursement or cash collection patterns from government payers (including Medicare) or commercial payers and related billing practices or number of covered lives. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Test revenue	$3,692	$3,433	$10,682	$11,098
Contract revenue	223	140	690	426
Total revenues	3,915	3,573	11,372	11,524
Cost of revenues:
Cost of test revenue	3,661	3,644	11,361	10,410
Cost of contract revenue	82	50	175	111
Total cost of revenues	3,743	3,694	11,536	10,521
Gross profit/(loss)	172	(121)	(164)	1,003
Operating expenses:
Sales and marketing	8,123	14,632	36,573	45,076
Research and development	3,595	5,702	11,891	18,955
General and administrative	8,264	8,806	35,359	26,258
Total operating expenses	19,982	29,140	83,823	90,289
Loss from operations	(19,810)	(29,261)	(83,987)	(89,286)
Other income:
Interest income, net	641	485	2,186	700
Change in fair value of warrant liability	5	4	4	126
Total other income	646	489	2,190	826
Net loss	$(19,164)	$(28,772)	$(81,797)	$(88,460)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	33,835,370	30,096,261	32,073,448	29,969,435
Net loss per share of common stock outstanding, basic and diluted	$(0.57)	$(0.96)	$(2.55)	$(2.95)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$37,230	$77,757
Short-term marketable securities	30,970	48,411
Accounts receivable	3,605	4,172
Inventory	1,196	1,757
Prepaid expenses and other current assets	2,928	3,940
Total current assets	75,929	136,037
Property and equipment, net	5,611	6,375
Operating lease right-of-use assets	52,889	56,007
Restricted cash	3,467	3,488
Other assets	—	168
Total assets	$137,896	$202,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,703	$2,419
Accrued compensation	5,773	7,894
Accrued liabilities	1,946	3,464
Short-term deferred revenue	236	109
Current portion of operating lease liabilities	2,941	1,634
Current portion of finance lease obligations	37	116
Total current liabilities	12,636	15,636
Warrant liability	1	5
Long-term finance lease obligations, less current portion	42	53
Operating lease liabilities, long-term	52,153	54,028
Total liabilities	64,832	69,722
Stockholders’ equity:
Common stock, $0.0001 par value per share; 100,000,000 and 50,000,000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 34,241,523 and 30,297,408 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	477,778	456,171
Accumulated other comprehensive income/(loss)	127	(774)
Accumulated deficit	(404,844)	(323,047)
Total stockholders’ equity	73,064	132,353
Total liabilities and stockholders’ equity	$137,896	$202,075